Exhibit 99.1

Press Release

Bio-Rad Reports First-Quarter 2024 Financial Results

HERCULES, Calif.—May 7, 2024 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced financial results for the first quarter ended March 31, 2024.

First-quarter 2024 total net sales were $610.8 million, a decrease of 9.8 percent compared to $676.8 million reported for the first quarter of 2023. On a currency-neutral basis, quarterly sales decreased 9.6 percent compared to the same period in 2023.

Life Science segment net sales for the first quarter were $241.7 million, a decrease of 25.3 percent compared to the same period in 2023. On a currency-neutral basis, Life Science segment sales decreased by 25.2 percent compared to the same quarter in 2023. The currency-neutral year-over-year sales decrease was broad-based and was primarily driven by ongoing weakness in the biotech and biopharma end-markets and the economic environment in China.

Clinical Diagnostics segment net sales for the first quarter were $368.6 million, an increase of 4.7 percent compared to the same period in 2023. On a currency-neutral basis, net sales increased 4.8 percent versus the same quarter last year. The currency-neutral year-over-year sales increase was primarily driven by an increased demand for quality control, blood typing, and diabetes products.

First-quarter gross margin was 53.4 percent compared to 53.5 percent during the first quarter of 2023.

Income from operations during the first quarter of 2024 was $44.7 million versus $61.9 million during the same quarter last year.

Net income for the first quarter of 2024 was $383.9 million, or $13.45 per share, on a diluted basis, versus net income of $69.0 million, or $2.32 per share, on a diluted basis, during the same period in 2023. Net income amounts for the first quarter of 2024 and 2023 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the first quarter of 2024 was 21.8 percent, compared to 18.7 percent for the same period in 2023. The effective tax rate reported in these periods was primarily affected by the accounting treatment of our equity securities.

“Our first quarter results were largely in line with expectations,” said Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. “The ongoing weakness in the biotech and biopharma markets impacted sales of our life science research products while increased demand for our clinical diagnostics products drove year-over-year growth for this business. We are cautiously optimistic about a gradual biopharma market recovery in the second half of the year and remain confident in our overall strategy and long-term market opportunities.”

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin of 54.2 percent for the first quarter of 2024 was unchanged compared to 54.2 percent during the first quarter of 2023.

Non-GAAP income from operations during the first quarter of 2024 was $59.0 million versus $84.2 million during the comparable prior-year period.

Non-GAAP net income for the first quarter of 2024 was $65.2 million, or $2.29 per share, on a diluted basis, compared to $99.4 million, or $3.34 per share, on a diluted basis, during the same period in 2023.

The non-GAAP effective tax rate for the first quarter of 2024 was 22.3 percent, compared to 20.9 percent for the same period in 2023. The higher rate in 2024 was driven by geographical mix of earnings and change in valuation allowance related to our deferred tax assets.

GAAP Results
	Q1 2024	Q1 2023
Revenue (millions)	$610.8	$676.8
Gross margin	53.4%	53.5%
Operating margin	7.3%	9.1%
Net income (millions)	$383.9	$69.0
Income per diluted share	$13.45	$2.32

Non-GAAP Results
	Q1 2024	Q1 2023
Revenue (millions)	$610.8	$676.8
Gross margin	54.2%	54.2%
Operating margin	9.7%	12.4%
Net income (millions)	$65.2	$99.4
Income per diluted share	$2.29	$3.34

A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

Full-Year 2024 Financial Outlook

Bio-Rad is maintaining its financial outlook for the full year 2024. The company continues to expect non-GAAP, currency-neutral revenue growth of approximately 1.0 to 2.5 percent and an estimated non-GAAP operating margin of approximately 13.5 to 14.0 percent.

Conference Call and Webcast

Management will discuss the company’s first quarter 2024 results and financial outlook in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on May 7, 2024. To participate, dial 800-274-8461 within the U.S., or (+1) 203-518-9814 from outside the U.S., and provide access code: BIORAD.

A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

BIO-RAD is a trademark of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with approximately 8,000 employees and $2.7 billion in revenues in 2023. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; being cautiously optimistic about a gradual biopharma market recovery in the second half of the year and remaining confident in our overall strategy and long-term market opportunities; and for the full-year 2024: continuing to expect non-GAAP, currency-neutral revenue growth of approximately 1.0 to 2.5 percent and an estimated non-GAAP operating margin of approximately 13.5 to 14.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," "continue," "anticipate," “target,” "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include reductions in government funding or capital spending of our customers, global economic and geopolitical conditions, the uncertain pace of the biopharma sector’s recovery, the challenging macroeconomic environment in China, supply chain issues, international legal and regulatory risks, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Net sales	$610,820	$676,844
Cost of goods sold	284,854	314,427
Gross profit	325,966	362,417
Selling, general and administrative expense	214,883	225,553
Research and development expense	66,375	74,951
Income from operations	44,708	61,913
Interest expense	12,277	12,337
Foreign currency exchange gains, net	(1,954)	(2,347)
(Gains) losses from change in fair market value of equity securities and loan receivable	(422,177)	17,525
Other income, net	(34,516)	(50,431)
Income before income taxes	491,078	84,829
Provision for income taxes	(107,162)	(15,867)
Net income	$383,916	$68,962

Basic earnings per share:
Net income per basic share	$13.46	$2.33
Weighted average common shares - basic	28,518	29,596

Diluted earnings per share:
Net income per diluted share	$13.45	$2.32
Weighted average common shares - diluted	28,537	29,747

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
Current assets:
Cash and cash equivalents	$433,280	$403,815
Short-term investments	1,217,954	1,208,887
Accounts receivable, net	444,809	489,017
Inventories, net	783,369	780,517
Other current assets	181,524	166,094
Total current assets	3,060,936	3,048,330

Property, plant and equipment, net	522,364	529,007
Operating lease right-of-use assets	188,918	194,730
Goodwill, net	412,817	413,569
Purchased intangibles, net	313,602	320,514
Other investments	8,018,383	7,698,070
Other assets	92,873	94,850
Total assets	$12,609,893	$12,299,070

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$249,241	$284,554
Current maturities of long-term debt	487	486
Income and other taxes payable	33,961	35,759
Other current liabilities	182,465	202,000
Total current liabilities	466,154	522,799

Long-term debt, net of current maturities	1,199,381	1,199,052
Other long-term liabilities	1,893,224	1,836,086
Total liabilities	3,558,759	3,557,937

Total stockholders’ equity	9,051,134	8,741,133
Total liabilities and stockholders’ equity	$12,609,893	$12,299,070

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities:
Cash received from customers	$638,324	$677,522
Cash paid to suppliers and employees	(560,316)	(552,990)
Interest paid, net	(22,425)	(22,482)
Income tax payments, net	(3,835)	(13,283)
Other operating activities	18,044	9,352
Net cash provided by operating activities	69,792	98,119
Cash flows from investing activities:
Payments for purchases of marketable securities and investments	(406,458)	(203,588)
Proceeds from sales and maturities of marketable securities and investments	403,515	168,840
Other investing activities	(40,150)	(35,725)
Net cash used in investing activities	(43,093)	(70,473)
Cash flows from financing activities:
Payments on long-term borrowings	(118)	(115)
Other financing activities	139	4,424
Net cash provided by financing activities	21	4,309
Effect of foreign exchange rate changes on cash	2,663	(1,996)
Net increase in cash, cash equivalents and restricted cash	29,383	29,959
Cash, cash equivalents and restricted cash at beginning of period	404,369	434,544
Cash, cash equivalents and restricted cash at end of period	$433,752	$464,503

Reconciliation of net income to net cash provided by operating activities:
Net income	$383,916	$68,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,091	35,587
Reduction in the carrying amount of right-of-use assets	10,676	9,999
(Gains) losses from change in fair market value of equity securities and loan receivable	(422,177)	17,525
Changes in working capital	(40,551)	(38,830)
Other	100,837	4,876
Net cash provided by operating activities	$69,792	$98,119

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended
	March 31, 2024	% of revenue	March 31, 2023	% of revenue

GAAP cost of goods sold	$284,854		$314,427
Amortization of purchased intangibles	(4,448)		(4,288)
Restructuring benefits (costs)	(518)		(330)
Non-GAAP cost of goods sold	$279,888		$309,809

GAAP gross profit	$325,966	53.4%	$362,417	53.5%
Amortization of purchased intangibles	4,448		4,288
Restructuring (benefits) costs	518		330
Non-GAAP gross profit	$330,932	54.2%	$367,035	54.2%

GAAP selling, general and administrative expense	$214,883	$225,553
Amortization of purchased intangibles	(1,044)	(1,691)
Acquisition related benefits (costs)	—	(800)
Restructuring benefits (costs)	(4,427)	(8,988)
Other non-recurring items (2)	(1,498)	(1,922)
Non-GAAP selling, general and administrative expense	$207,914	$212,152

GAAP research and development expense	$66,375	$74,951
Acquisition related benefits (costs)	(200)	—
Restructuring benefits (costs)	(2,164)	(4,235)
Non-GAAP research and development expense	$64,011	$70,716

GAAP income from operations	$44,708	7.3%	$61,913	9.1%
Amortization of purchased intangibles	5,492		5,979
Acquisition related (benefits) costs	200		800
Restructuring (benefits) costs	7,109		13,553
Other non-recurring items (2)	1,498		1,922
Non-GAAP income from operations	$59,007	9.7%	$84,167	12.4%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$(422,177)	$17,525
Gains (losses) from change in fair market value of equity securities and loan receivable	422,177	(17,525)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—

GAAP other (income) expense, net	$(34,516)	$(50,431)
Gains (losses) on equity-method investments	(783)	(995)

Non-GAAP other (income) expense, net	$(35,299)	$(51,426)

GAAP income before income taxes	$491,078	$84,829
Amortization of purchased intangibles	5,492	5,979
Acquisition related (benefits) costs	200	800
Restructuring (benefits) costs	7,109	13,553
(Gains) losses from change in fair market value of equity securities and loan receivable	(422,177)	17,525
(Gains) losses on equity-method investments	783	995
Other non-recurring items (2)	1,498	1,922
Non-GAAP income before income taxes	$83,983	$125,603

GAAP provision for income taxes	$(107,162)	$(15,867)
Income tax effect of non-GAAP adjustments (1)	88,396	(10,376)
Non-GAAP provision for income taxes	$(18,766)	$(26,243)

GAAP net income	$383,916	62.9%	$68,962	10.2%
Amortization of purchased intangibles	5,492		5,979
Acquisition related (benefits) costs	200		800
Restructuring (benefits) costs	7,109		13,553
(Gains) losses from change in fair market value of equity securities and loan receivable	(422,177)		17,525
(Gains) losses on equity-method investments	783		995
Other non-recurring items (2)	1,498		1,922
Income tax effect of non-GAAP adjustments (1)	88,396		(10,376)
Non-GAAP net income	$65,217	10.7%	$99,360	14.7%

GAAP diluted income per share	$13.45	$2.32
Amortization of purchased intangibles	0.19	0.20
Acquisition related (benefits) costs	0.01	0.03
Restructuring (benefits) costs	0.25	0.46
(Gains) losses from change in fair market value of equity securities and loan receivable	(14.79)	0.59
(Gains) losses on equity-method investments	0.03	0.03
Other non-recurring items (2)	0.05	0.06
Income tax effect of non-GAAP adjustments (1)	3.10	(0.35)
Non-GAAP diluted income per share	$2.29	$3.34

GAAP diluted weighted average shares used in per share calculation	28,537	29,747
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—
Non-GAAP diluted weighted average shares used in per share calculation	28,537	29,747

Reconciliation of Net income to adjusted EBITDA:
GAAP net income	$383,916	62.9%	$68,962	10.2%
Interest expense	12,277		12,337
Provision for income taxes	107,162		15,867
Depreciation and amortization	37,090		35,587
Foreign currency exchange gains, net	(1,954)		(2,347)
Other income, net	(34,516)		(50,431)
(Gains) losses from change in fair market value of equity securities and loan receivable	(422,177)		17,525
Dividend from Sartorius AG	17,930		34,766
Acquisition related (benefits) costs	200		800
Restructuring (benefits) costs	7,109		13,553
Other non-recurring items (2)	1,498		1,922
Adjusted EBITDA	$108,535	17.8%	$148,541	21.9%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

2024 Financial Outlook

Forecasted non-GAAP operating margin excludes 87 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.